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                                                                 EXHIBIT 23.2(b)

To the Board of Directors
and Shareholders of
Fiskars Power Systems A/S

     We consent to the incorporation by reference in the registration statements (Nos. 33-63969, 33-64818 and 33-88466) on Form S-3 and registration statements (Nos. 33-63973, 33-63971, 33-39311, 33-39310, 33-35202 and 33-64121) on Form S-8
of Exide Electronics Group, Inc. of our report dated December 22, 1995 with respect to the balance sheets of Fiskars Power Systems A/S as of September 30, 1995 and December 31, 1994, and the related statements of income and retained earnings and of cash flows for the nine months ended September 30, 1995 and for the years ended December 31, 1994 and 1993, which report appears in the Form 8-K of Exide Electronics Group, Inc. dated March 27, 1996.

KPMG C. Jespersen
Copenhagen, Denmark
March 26, 1996

Torben Vonsild
State Authorized
Public Accountant